Exhibit 99.1

Calgon Carbon Announces Full Year and Fourth Quarter Results

PITTSBURGH--(BUSINESS WIRE)--February 27, 2012--Calgon Carbon Corporation (NYSE: CCC) announced results for the full-year and fourth quarter ended December 31, 2011.

For the year ended December 31, 2011, the company reported net income of $39.2 million, a 12.6% increase over net income for the comparable period in 2010. Earnings per common share on a fully diluted basis were $0.69 for the year ended December 31, 2011, as compared to $0.61 per common share for the year ended December 31, 2010.

Net sales for the year ended December 31, 2011, were $541.5 million, an increase of 12.3% over the comparable period in 2010. The increase from Calgon Carbon Japan’s (CCJ) first quarter 2011 sales was $17.9 million. CCJ was not reported on a consolidated basis until March 31, 2010. For the year, foreign currency translation had a $13.9 million positive impact on sales due to the weaker U.S. dollar.

Net income for the fourth quarter of 2011 was $4.9 million, or $0.09 per common share, on a fully diluted basis, versus $12.5 million, or $0.22 per common share, on a fully diluted basis for the fourth quarter of 2010.

Net sales for the fourth quarter of 2011 were $138.2 million, an increase of 5.1% versus fourth quarter 2010 sales of $131.5 million. Currency translation had a $1.3 million positive impact on sales for the fourth quarter of 2011, all of which were related to CCJ’s sales.

For the fourth quarter of 2011, sales for the Activated Carbon and Service segment were $122.0 million versus $116.9 million for the fourth quarter of 2010, a 4.4% increase. CCJ’s sales for the fourth quarter accounted for $22.4 million, which represents a $3.9 million increase over the comparable period of 2010.

Excluding CCJ’s contribution, sales growth for the fourth quarter of 2011 was attributed to higher prices for activated carbon products and services in the U. S. and Europe. In those two regions, sales increased in the wastewater, food, and environmental air markets versus the fourth quarter of 2010. These increases were, for the most part, offset by a decline in sales to the respirator and potable water markets.

Equipment sales increased by 10.3% versus the fourth quarter of 2010. The growth in this segment was due solely to the company’s UV businesses, especially Hyde Marine, and was partially offset by weak demand for carbon adsorption equipment.

In the Consumer segment, sales of activated carbon cloth offset the effect of the final disposition of the company’s former PreZerve product line.

Net sales less the cost of products sold as a percentage of net sales for the fourth quarter of 2011 was 30.9%, versus 33.0% for the fourth quarter of 2010. Sales of low-margin outsourced products, particularly at CCJ, as well as expenses related to equipment failures during the start-up of the company’s new reactivation facilities in Europe and China, had an adverse impact on margins in the fourth quarter of 2011.

Selling, administrative and research expenses for the fourth quarter of 2011 were $5.4 million higher than for the comparable period of 2010. The increase was primarily due to $2.2 million in severance expense related to management changes in Europe and Asia; testing costs associated with advanced products for mercury removal; and staff additions at Hyde Marine.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Commenting on the results, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “After three quarters of solid performance, the fourth quarter proved to be quite challenging. Fortunately, most of the problems were temporary and are being resolved.”

“For the long term, our outlook and our strategy have not changed, and I am confident that our new organization will better allow us to capitalize on our growth opportunities. We will continue to look to ballast water treatment, reactivation services, disinfection by-products, and mercury removal for sustained growth throughout the decade.”

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net Sales	$138,200	$131,469	$541,472	$482,341

Cost of Products Sold	95,501	88,139	364,384	316,884

Depreciation and Amortization	7,015	6,253	24,337	22,082

Selling, Administrative & Research	27,015	21,574	95,856	85,071

Environmental and Litigation Contingencies	420	500	(337)	12,000

	129,951	116,466	484,240	436,037

Income from Operations	8,249	15,003	57,232	46,304

Interest - Net	160	233	467	323

Gain on Acquisitions	-	-	-	2,666

Other Expense - Net	(818)	(210)	(1,309)	(1,395)

Income From Operations Before Income Tax and Equity in Income from Equity Investments	7,591	15,026	56,390	47,898

Income Tax Provision	2,650	2,520	17,166	13,160

Income from Operations Before Equity in Income from Equity Investments	4,941	12,506	39,224	34,738

Equity in Income from Equity Investments	-	-	-	112

Net Income	$4,941	$12,506	$39,224	$34,850

Net Income per Common Share
Basic	$.09	$.22	$.70	$.62

Diluted	$.09	$.22	$.69	$.61

Weighted Average Shares Outstanding (Thousands)
Basic	56,381	56,020	56,243	55,867

Diluted	57,032	56,816	56,994	56,742

Calgon Carbon Corporation

Segment Data:

Segment Sales	4Q11	4Q10	YTD 2011	YTD 2010

Activated Carbon and Service	122,046	116,879	486,468	427,713
Equipment	13,913	12,615	46,274	46,010
Consumer	2,241	1,975	8,730	8,618

Total Sales (thousands)	$138,200	$131,469	$541,472	$482,341

Segment
Operating Income (loss)*	4Q11	4Q10	YTD 2011	YTD 2010

Activated Carbon and Service	16,351	23,446	85,990	69,584
Equipment	(629)	1,112	(2,172)	1,990
Consumer	(458)	(3,302)	(2,249)	(3,188)

Income from Operations (thousands)	$15,264	$21,256	$81,569	$68,386

*Before depreciation and amortization. The 2011 year includes $2.2 million of charges related to the former PreZerve product line in the Consumer segment. The 2010 year for the Activated Carbon and Service segment includes charges of $12.0 million related to environmental and litigation and contingencies.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2011	2010

Assets

Current assets:

Cash and cash equivalents	$13,574	$33,992

Restricted cash	1,152	1,173

Receivables	102,540	94,354

Inventories	118,348	101,693

Other current assets	42,327	40,836

Total current assets	277,941	272,048

Property, plant and equipment, net	234,549	186,834

Other assets	40,500	42,681

Total assets	$552,990	$501,563

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$22,894	$21,442

Current portion of long-term debt	3,372	3,203

Other current liabilities	89,721	80,529

Total current liabilities	115,987	105,174

Long-term debt	1,103	3,721

Other liabilities	58,783	49,430

Total liabilities	175,873	158,325

Redeemable non-controlling interest	-	274

Total shareholders' equity	377,117	342,964

Total liabilities and shareholders' equity	$552,990	$501,563

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795